EXHIBIT 21

RUDDICK CORPORATION

Affiliated Companies
As of December 1, 2010

Listed below are the domestic subsidiaries of Ruddick Corporation (the "Registrant") all of which are wholly owned and are owned directly by the Registrant, unless otherwise indicated.

Subsidiary	State of Incorporation

American & Efird, Inc. (3)	North Carolina
American & Efird Enterprises, Inc. (1)	North Carolina
Harris Teeter, Inc. (3)	North Carolina
Harris Teeter Properties, LLC (2)	North Carolina
Harris-Teeter Services, Inc. (2)	North Carolina
HTTAH, LLC (2)	North Carolina
HTP Relo, LLC (2)	North Carolina
Ruddick of Delaware, Inc.	Delaware
Ruddick Operating Company	Delaware
RDK Investments Company (3)	North Carolina

(1) Owned by American & Efird, Inc.
(2) Owned by Harris Teeter, Inc.
(3) Owned by Ruddick Operating Company

In the normal course of business, RDK Investments Company and Harris Teeter Properties LLC from time to time makes investments in corporations and partnerships that may result in ownership of capital stock or other interests as an investment.

Listed below are the foreign subsidiaries of the Registrant, all of which are wholly owned, directly or indirectly, by American & Efird, Inc., unless otherwise indicated. Pursuant to the rules of the Securities and Exchange Commission, certain entities that are not deemed to be significant subsidiaries, individually or in the aggregate, have been excluded from the list below.

Subsidiary	Jurisdiction of Incorporation

American & Efird (H.K.) Limited (1) Dongguan Dongmei Thread Mfg. Co. Ltd. American & Efird (G.B.) Limited American & Efird Canada Incorporated	Hong Kong China England Canada

American & Efird International B.V.

A&E Netherlands B.V.

American & Efird Italia S.p.A.

Hilos A&E de Costa Rica, S.A.

Distribuidora A&E de Costa Rica, S.A.

Exportadora A&E de Costa Rica, S.A.

Hilos A&E de El Salvador, S.A. de C.V. (1)

Netherlands Netherlands Italy Costa Rica Costa Rica Costa Rica El Salvador

Hilos American & Efird de Honduras, S.A. de C.V. (1)

American & Efird de Mexico, S.A. de C.V (1)

Hilos American & Efird de Mexico, S.A. de C.V. (1)

Servicios American & Efird de Mexico, S.A. de C.V. (1)

American & Efird Mills (S) Pte. Ltd.

Honduras Mexico Mexico Mexico Singapore

American & Efird (Malaysia) SDN. BHD.

American & Efird (Polska) Sp. z o.o. (1)

Hengmei Spinning Company, Ltd. - Joint venture, 80% owned

Hilos A&E Dominicana, Ltd.

American and Efird Lanka (Private) Limited

Malaysia Poland China Cayman Islands

- Joint venture, 33 1/3% owned

American & Efird (Bangladesh) Ltd. - Joint venture, 33 1/3% owned

American & Efird (South Africa) (Proprietary) Ltd.

Huamei Thread Company Limited - Joint venture, 50% owned

Sri Lanka Bangladesh South Africa China
A&E Iplik Sanayi ve Ticaret Anonim Sirketi (1)	Turkey
Jimei Spinning Company Limited - Joint venture, 80% owned Linhas Bonfio S.A. - Joint venture, 43% owned (1) TSP Tovarna Sukancev in Trakov d.d.	China Brazil Slovenia
Vardhman Yarns and Threads Limited - Joint venture, 49% owned	India

(1) Single shares (or shares representing 2% or less of such entities) are owned by persons designated by American & Efird, Inc. in order to comply with local law.